EXHIBIT 99.1

Vical Phase 3 Trial of Allovectin(R) Fails to Meet Efficacy Endpoints

Company Focusing Resources on Infectious Disease Vaccine Programs

Conference Call and Webcast Today at 8:00 a.m. ET

SAN DIEGO, Aug. 12, 2013 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today announced top-line results from a Phase 3 trial of Allovectin® (velimogene aliplasmid), an investigational intratumoral cancer immunotherapy, in patients with metastatic melanoma. The 390-subject trial failed to demonstrate a statistically significant improvement vs. first-line chemotherapy for either the primary endpoint of objective response rate at 24 weeks or more after randomization or the secondary endpoint of overall survival. Trial data will be further analyzed and detailed results will be submitted for publication.

"We are disappointed that the trial did not meet either the primary or secondary efficacy endpoints, even though we believe it was well-designed and well-executed," said Vijay B. Samant, President and Chief Executive Officer of Vical. "Based on this outcome, we are terminating the Allovectin® program and focusing our resources on our infectious disease vaccine programs." Mr. Samant added, "We would like to recognize all of the patients and their families, trial investigators and employees who participated in the conduct of this trial and thank them for their efforts."

Continuing Programs

"In the coming weeks, we will make the necessary changes to focus resources on our infectious disease vaccine programs and reduce expenses to conserve cash," said Mr. Samant. The company reported cash and investments of $70 million at June 30, 2013, which it believes is adequate for its anticipated needs at least through the end of 2014. Vical has multiple independent and collaborative infectious disease vaccine programs:

  Astellas Pharma Inc. initiated a multinational 500-patient Phase 3 trial of ASP0113, Vical's investigational therapeutic vaccine designed to control cytomegalovirus (CMV) in transplant recipients, for hematopoietic cell transplant (HCT) recipients in June and expects to initiate a Phase 2 trial of ASP0113 for solid organ transplant (SOT) recipients later this year.
  The company is planning to initiate a Phase 1/2 clinical trial of its Vaxfectin®-formulated therapeutic vaccine against herpes simplex virus type 2 (HSV-2) before the end of 2013.
  The company's Vaxfectin®-formulated CyMVectin™ prophylactic vaccine, designed to prevent CMV infection before and during pregnancy, has completed preclinical development and has an allowed investigational new drug application (IND). Vical is seeking a partner for further development.
  Vical has licensed its proprietary Vaxfectin® adjuvant to Bristol-Myers Squibb Company for use in the production of antibodies, and to Cyvax, Inc., a privately held vaccine development company, for use in malaria vaccines. The company is pursuing additional licensing opportunities for Vaxfectin®.
  Two of the company's licensees have products approved for use in animal health applications:
  In 2005, Vical's licensee Aqua Health, a subsidiary of Novartis Animal Health, received Canadian approval to market its proprietary product, Apex®-IHN, a DNA vaccine to protect farm-raised salmon against infectious hematopoietic necrosis virus (IHNV).
  In 2009, Vical's licensee Merial, now a subsidiary of Sanofi, received approval from the U.S. Department of Agriculture to sell a therapeutic DNA vaccine, ONCEPT®, designed to aid in extending the survival time of dogs with oral melanoma.

Conference Call

Vical will conduct a conference call and webcast today, August 12, at 8:00 a.m. Eastern Time, to discuss the trial results and the company's path forward with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (913) 312-0657 (preferred) or (888) 233-8128 (toll-free) and reference confirmation code 7850968. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 7850968. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation and completion of clinical trials. Risks and uncertainties include whether Vical will effectively focus resources on its infectious disease vaccine programs; whether Vical, Astellas or others will continue development of ASP0113, the HSV-2 vaccine, CyMVectin™, or any other independent or collaborative programs; whether Astellas will initiate the planned Phase 2 trial of ASP0113 for SOT recipients later this year, if at all; whether Vical or others will initiate a Phase 1/2 clinical trial of the HSV-2 vaccine in the second half of 2013, if at all; whether Vical will identify and obtain any additional product development opportunities; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT: Investors
         Vical Incorporated
         Alan R. Engbring
         +1-858-646-1127
         ir@vical.com
         www.vical.com

         Media
         W2O Group
         Susan Neath
         +1-212-301-7182
         sneath@w2ogroup.com